BlackRock Funds II (the "Registrant")
BlackRock LifePath(r) Smart Beta 2060 Fund (the "Fund")


77Q1(e):

Copies of any new or amended Registrant investment advisory contracts

Attached please find as an exhibit to sub-item 77Q1(e) of Form
N-SAR, a copy of Addendum No. 9 to the Investment Advisory
Agreement between BlackRock Advisors, LLC and the Registrant, on behalf of the Fund.

Exhibit 77Q1(e)

Addendum No. 9 to the Investment Advisory Agreement

            This Addendum No. 9 to the Investment Advisory
Agreement, dated as of May 31, 2017, is entered into by and between BlackRock Funds II, a Massachusetts business trust (the
"Fund"), and BlackRock Advisors, LLC, a Delaware limited liability company (the "Adviser").

            WHEREAS, the Fund and the Adviser have entered into an Investment Advisory Agreement dated as of May 31, 2007 (the
"Advisory Agreement") pursuant to which the Fund appointed the Adviser to act as investment adviser to certain investment portfolios of the Fund; and

            WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Fund establishes one or more additional investment portfolios with respect to which it desires to retain the Adviser to act as investment adviser under the Advisory Agreement, the Fund shall so notify the Adviser in writing and if the Adviser is willing to render such services it shall so notify the Fund in writing; and

            WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Fund has notified the Adviser that it is establishing the BlackRock LifePath(r) Smart Beta 2060 Fund (the "New Portfolio"), and that it desires to retain the Adviser to act as the investment adviser therefor, and the Adviser has notified the Fund that it is willing to serve as investment adviser to the New Portfolio;

            NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Appointment.  The Fund hereby appoints the Adviser
to act as investment adviser to the New Portfolio for the period and on the terms set forth in the Advisory Agreement. The Adviser hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement with respect to the New Portfolio for the compensation herein provided.

2.	Compensation.  The Adviser shall receive any
compensation from the Fund at the annual rates set forth on Appendix A for the services provided and the expenses assumed pursuant to the Advisory
Agreement.

3.	Capitalized Terms.  From and after the date hereof,
the term "Portfolio" as used in the Advisory
Agreement shall be deemed to include the BlackRock
LifePath(r) Smart Beta 2060 Fund.

4.	Miscellaneous.  Except to the extent supplemented
hereby, the Advisory Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby. Without limiting the generality of the foregoing, it is understood that the Adviser may employ one or more sub-advisers for the New
Portfolio pursuant to Section 2 of the Advisory
Agreement.

5.	Release.  The names "BlackRock Funds II" and
"Trustees of BlackRock Funds II" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated April 26, 2007, which is hereby referred to and a copy of which is on file at the office of the State
Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund, as may be amended from time to time. The obligations of "BlackRock Funds II" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.




            IN WITNESS WHEREOF, the parties hereto have caused this Addendum No. 9 to the Investment Advisory Agreement to be executed by their officers designated below as of the day and year first written above.



BLACKROCK FUNDS II




By: /s/ John M. Perlowski

    Name:  John M. Perlowski

    Title:  President and Chief Executive Officer



BLACKROCK ADVISORS, LLC




By: /s/ Neal J. Andrews

    Name:  Neal J. Andrews

    Title:  Managing Director




APPENDIX A

Fees

BlackRock LifePath(r) Smart Beta 2060 Fund

None.